Exhibit 99.2

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: August 26, 2016

MEDIA CONTACT:	INVESTOR CONTACTS:
Lance Latham	John Porter	Brett Krieg
(918) 573-9675	(918) 573-0797	(918) 573-4614

Williams Agrees to Purchase 6.975 Million Common Units from

Williams Partners in Private Placement

TULSA, Okla. – The Williams Companies Inc. (NYSE: WMB) (“Williams”) and Williams Partners L.P. (NYSE: WPZ) announced today that Williams has agreed to purchase in a private placement from Williams Partners approximately 6.975 million common units representing limited partner interests in Williams Partners, for a total purchase price of approximately $250 million.

This private placement is a component of the plan referenced in the Second Quarter 2016 Financial Results news releases on Aug. 1, 2016 of Williams and Williams Partners intended to enhance value, strengthen their credit profiles and fund the development of a significant portfolio of fee-based growth projects at Williams Partners, while maintaining flexibility.

The price per common unit of $35.84 is equal to the average of the high and low trading prices of the Partnership’s common units on the New York Stock Exchange for each of the five trading days from August 19 to August 25, 2016, less a discount of 2.5% per common unit, which price per common unit was calculated using the same method and discount that initially will be used to determine the price of the common units to be issued pursuant to the Partnership’s anticipated distribution reinvestment plan.

Williams Partners plans to use the net proceeds from the private placement to repay amounts outstanding under the partnership’s credit facility and for general partnership purposes.

When the private placement is complete, Williams’ aggregate ownership interest in Williams Partners, including the general partner interest, will remain at approximately 60 percent.

The common units to be issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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